THE CONWAY NATIONAL BANK
CONWAY, SOUTH CAROLINA

EXECUTIVE SUPPLEMENTAL INCOME AGREEMENT

     THIS AGREEMENT is effective on the 24th day of March, 1989, by and between THE CONWAY NATIONAL BANK, Conway, South Carolina (the "Bank"), and    NAME OF OFFICER    (the "Officer").

WITNESSETH:

     WHEREAS, the Officer is currently employed by the Bank in an executive capacity;

     WHEREAS, the Bank desires to retain the valuable services and business counsel of the Officer and to induce the Officer to remain in an executive capacity with the Bank;

     WHEREAS, the Bank wishes to retain the Officer in order to prevent the substantial financial loss which the Bank could incur if the Officer were to leave and were to enter the employment of a competitor;

     WHEREAS, the Officer is considered a highly compensated Officer or member of a select management group of the Bank; and

     WHEREAS, the Bank recognizes the increasing value of the Officer the longer the period of service and desires to provide a benefit to the Officer which will encourage continuous service until Retirement Age by providing increased benefit levels as years of service increase;

     WHEREAS, the Bank desires to pay the Officer the benefits provided herein, subject to the terms and conditions set forth hereinbelow.

     NOW, THEREFORE, for and in consideration of the above premises, and of the following terms, conditions and mutual covenants of the parties hereto, IT IS HEREBY AGREED:

ARTICLE I
DEFINITIONS

     1.01.     "Addendum" shall mean the attachment to this Agreement entitled "Addendum to Executive Supplemental Income Agreement" which shall be executed by the Officer and a representative of the Bank.

     1.02.     "Beneficiary" shall mean the person or persons the Officer has designated in writing to the Bank; if the Officer has not designated a Beneficiary, then any payments due under the Agreement shall be paid to the Officer's estate.

     1.03.     "Benefit" shall mean the Retirement Benefit, the Early Retirement Benefit, the Disability Benefit, or the Pre-Retirement Death Benefit, as the case may be.

     1.04.     "Benefit Accrual" shall mean the aggregate of the accruals for the accounting of the Bank's obligation for the Retirement Benefit using generally accepted accounting principles. The aggregate of the accruals shall be from the effective date of the Agreement to the date of the Officer's termination of employment with the Bank. Upon termination of employment, interest will accrue on the outstanding balance at the interest rate used for determining the accounting liability.

     1.05.     "Board of Directors" shall mean the Board of Directors of The Conway National Bank.

     1.06.     "Buyout" shall mean a transaction or series of related transactions by which the Bank is sold, either through the sale of a Controlling Interest in the Bank's voting stock or through the sale of substantially all of the Bank's assets, to a party not having a Controlling Interest in the Bank's voting stock on the date of execution of the Agreement.

     1.07.     "Change in Control" shall mean a Buyout, Merger, or Substantial Change in Ownership.

     1.08.     "Controlling Interest" shall mean ownership, either directly or indirectly, of more than twenty-five percent (25%) of the voting stock of the Bank or a parent company of the Bank which is a member of the same "affiliated group" as defined in 26 U.S.C. Section 1504(a).

     1.09.     "Disabled" shall mean a permanent physical or mental condition whereby the Officer is or will be unable to perform the duties of the Officer's customary position of employment with the Bank or any other employer. The Board of Directors shall determine whether the Officer is declared Disabled within this definition and may require the Officer to submit to a physical examination in order to declare the Officer Disabled.

     1.10.     "Disability Benefit" shall mean at the Disabled Officer's election, monthly installments for a period certain of a payment amount necessary to amortize the Benefit Accrual at the interest rate used for determining the accounting liability or a Life Annuity.

     1.11.     "Early Retirement Age" shall mean age fifty-five (55).

     1.12.     "Early Retirement Benefit" shall mean at the Retiring Officers election, monthly installments for a period certain of a payment amount necessary to amortize the Benefit Accrual at the interest rate used for determining the accounting liability or a Life Annuity.

     1.13.     "Just Cause" shall be determined by the Board of Directors and will include theft, fraud, embezzlement or willful misconduct causing significant property damage to the Bank or personal injury to another employee. Just Cause shall also include any willful single action and/or inaction or series of actions and/or inactions which result in the Officer not performing the Officer's duties in the manner expected of the Officer by the Bank. The existence of Just Cause shall be determined upon recommendation by a majority vote of the Board of Directors.

     1.14.     "Life Annuity" shall mean a monthly payment for the life of the Officer such that using the Up 84 Mortality Table and the interest rate used for determining the accounting liability, the present value of such annuity is equal to the present value of the Benefit.

     1.15.     "Merger" shall mean a transaction or series of transactions wherein the Bank is combined with another business entity, and after which the persons or entities who had owned, either directly or indirectly, a Controlling Interest in the Bank's voting stock on the effective date of this Agreement own less than a Controlling Interest in the voting stock of the combined entity.

     1.16.     "Pre-Retirement Death Benefit" shall mean the Annual Pre-Retirement Death Benefit amount set forth in the Addendum to this Agreement.

     1.17.     "Retirement Age" shall mean age sixty-five (65), or later at the election of the Board of Directors and the Officer.

     1.18.     "Retirement Benefit" shall mean the Annual Retirement Benefit amount set forth in the Addendum to this Agreement. At the Officer's election, the benefit may be paid as a Life Annuity.

     1.19.     "Substantial Change in Ownership" shall mean a transaction or series of transactions in which a Controlling Interest in the Bank is acquired by or for a person or business entity, either of which did not own, either directly or indirectly, a Controlling

Interest in the Bank on the effective date of this Agreement. The above shall not apply to stock acquired and held by The Conway National Bank Profit Sharing and Savings Plan.

ARTICLE II
PAYMENT OF PRE-RETIREMENT DEATH BENEFIT

     2.01.     Pre-Retirement Death.

                 The Bank agrees that if the Officer dies while covered by the provisions of this Agreement and prior to receipt of payment under the Retirement Benefit, the Early Retirement Benefit, or the Disability Benefit, the Bank will pay the Officer's Beneficiary the Pre-Retirement Death Benefit. The Pre-Retirement Death Benefit shall be payable monthly in equal installments to commence on the first business day of the month following the month in which the Officer dies. The payment of such Pre-Retirement Death Benefit, the Officer's Beneficiary shall not be entitled to the Retirement Benefit, the Early Retirement Benefit, or the Disability Benefit.

     2.02.     Suicide Clause.

                 Notwithstanding the provisions of this Article II, the Bank shall have no obligation under this Agreement if the Officer's death results from suicide, whether sane or insane, within two years of the effective date of this Agreement.

ARTICLE III
PAYMENT OF RETIREMENT BENEFIT

     3.01.     Retirement.

                 The Bank agrees that if the Officer attains Retirement Age while covered by the provisions of this Agreement the Retirement Benefit shall be fully vested and nonforfeitable. The Officer may elect to terminate employment and commence the receipt of the Retirement Benefit in equal monthly installments commencing on the first business day of the month after the Officer's termination of employment. Payment of the Retirement Benefit is conditioned upon the Officer receiving no other Benefit payment under this Agreement.

     3.02.     Early Retirement.

                 The Bank agrees that if the Officer has attained Early Retirement Age while covered by the provisions of this Agreement, the Early Retirement Benefit shall be fully vested and nonforfeitable. The Officer may at any time subsequent to attaining Early Retirement Age elect early retirement termination of employment and commence the receipt of the Early Retirement Benefit commencing on the first business day of the month following the Officer's termination of employment. Payment of the Early Retirement Benefit is conditioned upon the Officer receiving no other Benefit payment under this Agreement.

     3.03.     Post-Retirement Death Benefit.

                 In the event the Officer dies on or after commencement of Benefit payments under this Article III, the Officer's remaining Benefit payments shall continue to be paid to the Officer's Beneficiary.

ARTICLE IV
DISABILITY

     4.01.     The Bank agrees that if the Officer is declared Disabled while covered by the provisions of this Agreement, the Disability Benefit shall be fully vested and nonforfeitable. The Disabled Officer may elect to begin receipt of the Disability Benefit at any time subsequent to being declared Disabled. Payment of the Disability Benefit is conditioned upon the Officer receiving no other Benefit payment under this Agreement.

ARTICLE V
CONDITIONS

     5.01.     Vesting of Benefit.

                 Subject to coverage by the provisions of this Agreement, upon execution of this Agreement, the Officer shall be fully vested and have a nonforfeitable interest in the Benefit Accrual.

     5.02.     Coverage by this Agreement.

                 Coverage by the provisions of this Agreement is conditioned upon the Officer's continuous employment in an eligible capacity (periods of temporary disability and authorized leave of absence shall be considered as periods of employment) with the Bank from the effective date of this Agreement until the earlier of the date the Officer attains Retirement Age, elects Early Retirement, is declared Disabled or dies. Benefit payments are conditions upon the Officer's compliance with the provisions of this Agreement so long as the Officer lives and payments are due under the terms of this Agreement.

     5.03.     Noncompetition.

                 Coverage by the provisions of this Agreement is further conditioned upon the Officer not engaging in any activity or similar employment capacity for any business enterprise which competes to a substantial degree with the Bank during employment with the Bank or while receiving Benefit payments. In the event of violation of this provision, all future Benefit payments shall be canceled and discontinued. The Board of Directors shall determine whether violations have occurred and may also waive these conditions.

     5.04.     Change in Control.

                 The Bank agrees that the Officer, upon a Change in Control, while covered by the provisions of this Agreement, shall be fully vested and have a nonforfeitable interest in the Benefit. The conditions set forth in Paragraph 5.03 shall not be applicable on the date of or on any date subsequent to a Change in Control. Continuous employment shall be required only until the Officer voluntarily terminates employment, is declared Disabled, or is discharged without Just Cause.

ARTICLE VI
FUNDING

     6.01.     The Bank's obligations under this Agreement shall be an unfunded and unsecured promise to pay. The Bank shall not be required under any circumstances to fund its obligations under this Agreement. The Bank may, however, in its sole and absolute discretion, elect to fund this Agreement in whole or in part.

ARTICLE VII
OFFICER'S RIGHT TO ASSETS

     7.01.     The rights of the Officer or the Beneficiary shall be solely those of an unsecured general creditor of the Bank. The Officer or the Beneficiary shall only have the right to receive from the Bank those payments as specified under this Agreement. The Officer or the Beneficiary shall have no rights or interests whatsoever in any assets of the Bank. Any asset used or acquired by the Bank in connection with the liabilities the Bank has assumed under this Agreement, except as expressly provided, shall not be deemed to be held under any trust for the benefit of the Officer or the Beneficiary, nor shall it be considered security for the performance of the obligations of the Bank. It shall be, and remain, a general, unpledged, and unrestricted asset of the Bank.

ARTICLE VIII
ACCELERATION OF PAYMENT

     8.01.     The Bank may accelerate to a single payment any Benefits payable under this Agreement with the written consent of the Officer or the Beneficiary. In the event it is agreed to accelerate payment, the present value of any future payments calculated using the interest rate used for determining the accounting liability shall be paid to the Officer or the Beneficiary.

ARTICLE IX
LEAVES OF ABSENCE

     9.01.     The Bank may, in its sole discretion, permit the Officer to take a leave of absence; each such period shall not exceed one year in length. During such leave, the Officer shall be considered to be in the continuous employment of the Bank for purposes of this Agreement.

ARTICLE X
ASSIGNABILITY

     10.01.     Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any Benefits under this Agreement shall be valid or recognized by the Bank.

ARTICLE XI
AMENDMENT/REVOCATION

     11.01.     This Agreement shall not be amended, modified or revoked at any time, in whole or in part, without mutual written consent of the Officer and the Bank.

ARTICLE XII
TERMINATION OF AGREEMENT

     12.01.     In the event the Officer is discharged for Just Cause, this Agreement shall be terminated an considered null and void with neither the Officer or the Officer's Beneficiary having any claim or right against the Bank.

ARTICLE XIII
LAW GOVERNING/ENFORCEMENT/PARTIES

     13.01.     Laws Governing.

                    This Agreement shall be governed by the laws of the State of South Carolina. This Agreement is solely between the Bank and the Officer. Furthermore, the Officer or the Beneficiary shall only have recourse against the Bank for enforcement of the Agreement. However, it shall be binding upon the Beneficiary, heirs, executors and administrators of the Officer, and upon any and all successors and assigns of the Bank.

     13.02.     Designation of Fiduciary.

                    The Bank is hereby designated as a fiduciary under this Agreement. The Bank as a fiduciary shall have authority to control, interpret and manage the operation and administration of the Agreement. Any decision by the Bank denying a claim by the Officer or a Beneficiary for Benefits under this Agreement shall be stated in writing and delivered or mailed to the Officer or such Beneficiary. Such statement shall set forth the specific reasons for the denial, written to the best of the Bank's ability in a manner that may be understood without legal or actuarial counsel. In addition, the Bank shall afford a reasonable opportunity to the Officer or such Beneficiary for a full and fair review of the decision denying such claim.

ARTICLE XIV
SEVERABILITY

     14.01.     In the event that any of the provisions of this Agreement or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (a) insofar as is reasonable, effect will be given to the intent manifested in the provision held invalid or inoperative; and (b) the validity and enforceability of the remaining provisions will not be affected thereby.

ARTICLE XV
INCOMPETENCY

     15.01.     If the Bank shall find that any person to whom any payment is payable under this Agreement is unable to care for their affairs because of illness or accident, or is a minor, any payment due (unless a prior claim shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the Spouse, a child, a parent, a brother or sister, or a custodian determined pursuant to the uniform Gift to Minors Act (or similar law), or to any person deemed by the Bank to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Bank may determine. Any such payment shall be a complete discharge of the liabilities of the Bank under this Agreement.

ARTICLE XVI
NO EMPLOYMENT CONTRACT

     16.01.     This Agreement shall in no way be construed to create an employment contract between the Bank and the Officer.

ARTICLE XVII
PRIOR AGREEMENTS

     17.01.     This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous Agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.

     IN WITNESS WHEREOF, the parties acknowledge receipt of an executed original of this Agreement signed this            day of        MONTH        ,    YEAR  .

NAME OF OFFICER

THE CONWAY NATIONAL BANK
CONWAY, SOUTH CAROLINA

By:
AUTHORIZED REPRESENTATIVE/TITLE